Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement of Tian Ruixiang Holding Ltd and Subsidiaries (the Company”) on Form F-1 filed pursuant to Rule 462(b) of the Securities Act 1933, as amended, of our report dated April 26, 2021, with respect to our audits of the consolidated financial statements of the Company as of October 31, 2020 and 2019, and for each of the three years in the period ended October 31, 2020, appearing in the Registration Statement on Amendment No. 2 to Form F-1 (File No. 333-256574).

We also consent to the reference to our Firm under the caption “Experts” appearing in such Registration Statement.

/s/ RBSM LLP

New York, New York

June 3, 2021